Exhibit 8.1

Titan America SA Square de Meeûs 37 1000 Brussels Belgium	Allen Overy Shearman Sterling (Belgium) LLP Avenue de Tervueren 268 A B-1150 Brussels Belgium Tel +32 (0)2 780 2222 Fax +32 (0)2 780 2244

1011.751.174 (RLE Brussels, French-speaking division)

Brussels,	17 January 2025
Subject	Project Ocean – Belgian tax law opinion (the Opinion Letter)

Dear Sirs

We have acted as Belgian law legal advisers to Titan America SA, a limited liability company organised and existing under Belgian law, having its registered office at Square de Meeûs 37, 1000 Brussels, Belgium and registered with the Crossroads Bank for Enterprises under number 1011.751.174 RLE Brussels (French-speaking division) (Titan America or the Company), on certain Belgian law matters in connection with the Company’s registration statement (the Registration Statement) on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the SEC) under the United States Securities Act of 1933, as amended (the Securities Act), in respect of the Company’s proposed initial public offering of up to [●] common shares without nominal value of the Company (the New Shares), that will be issued in registered form pursuant to the extraordinary general meeting of the Company to be held on [●] 2025, with admission to trading and listing of the New Shares on the New York Stock Exchange, covered by the Registration Statement to which this Opinion Letter is an exhibit (the Initial Public Offering). In the context of the Initial Public Offering, the Selling Shareholder (as defined below) will also offer up to [●] common shares without nominal value of the Company (of which [●] common shares without nominal value of the Company may be offered under an option, solely to cover over-allotments) (the Existing Shares, and together with the New Shares, the Offered Shares).

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalised terms defined in the Registration Statement have the same meaning in this Opinion Letter unless otherwise expressly defined in this Opinion Letter.

Allen Overy Shearman Sterling (Belgium) LLP is a limited liability partnership registered in England and Wales with registered number OC416445 and with its registered office at One Bishops Square, London E1 6AD. Allen Overy Shearman Sterling (Belgium) LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD.

Enterprise number/VAT number: BE 0674 549 579 RPM/RPR Brussels.

Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), London, Los Angeles, Luxembourg, Madrid, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

1.2	Interpretation

(a)

In this Opinion Letter, Belgian law legal concepts are expressed in English terms and not in their original French or Dutch terms. The concepts concerned may not be identical to the concepts described by the English terms.

(b)	In this Opinion Letter, a reference to:

(i)

the signatory of a party to a document includes any person who has inserted its name, or provided any confirmation of acceptance, in the place indicated with respect to that party in an electronic version of that document;

(ii)

a document having been executed or signed by or on behalf of a party includes the signatory of that party having inserted its name, or having provided any confirmation of acceptance, in the place indicated with respect to that party in an electronic version of that document;

(iii)

a copy of an electronically executed version of a document includes a document which, on its face, shows that it has been produced by an electronic signature platform or any other electronic means; and

(iv)	the signature of a document by an individual includes the name of that individual, or its confirmation of acceptance, being inserted by that individual in an electronic version of that document.

(c)	Section and Schedule headings are for ease of reference only and do not affect the interpretation of this Opinion Letter.

2.	EXTENT OF LEGAL REVIEW: EXAMINED DOCUMENTS

We have, for the purposes of this Opinion Letter, only examined the following documents (the Documents):

(a)	an electronic copy of the Registration Statement on Form F-1; and

(b)

an electronic copy of the (draft) form of underwriting agreement to be entered into between the Company, Titan Cement International SA, Citigroup Global Markets Inc. (Citi) and Goldman Sachs & Co. LLC (GS), Citi and GS (together, the Representatives) for themselves and on behalf of the underwriters named in the underwriting agreement, filed as an exhibit to the Registration Statement (the Underwriting Agreement).

3.	OPINION

Based on the assumptions set out in Schedule 1 (Assumptions) and subject to the qualifications set out in Schedule 2 (Qualifications), it is our opinion that, insofar as Belgian tax law is concerned and subject to any matters, documents or events not disclosed to us, the Belgian tax statements set out in the Registration Statement under the heading “Material Belgian Federal Income Tax Considerations” insofar as such statements discuss the material Belgian tax consequences for U.S. investors relating to the acquisition, ownership and disposal of the common shares, are correct in all material respects.

4.	RELIANCE AND DISCLOSURE

(a)

This Opinion Letter is given for the sole benefit of and may only be relied on by the Company and by the purchasers to which the Offered Shares have been allocated as part of the Initial Public Offering (each, an Addressee) and only in connection with the Registration Statement.

(b)

This Opinion Letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this Opinion Letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

(c)

As Belgian law legal advisers we are not qualified or able to assess the true meaning and purport of the terms or any agreements, documents and legal acts subject or expressed to be subject to any applicable law other than Belgian law, including, but not limited to, the Registration Statement (as defined below) and the Underwriting Agreement (and the obligations of the parties thereto), and we have made no investigation of such meaning and purport. Our review of agreements, documents or legal acts (rechtshandelingen / actesjuridiques) subject or expressed to be subject to any law other than Belgian law, including, but not limited to, the Registration Statement and the Underwriting Agreement, has therefore been limited to the terms of such documents as they appear to us on their face.

(d)

We consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus, which is part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

(e)	We do not admit we are “experts” within the meaning of the Securities Act, or the rules and regulations of the SEC promulgated thereunder, with respect to any part of the Registration Statement.

(f)

We have acted as Belgian law legal advisers to, and have taken instructions solely from, the Company and the selling shareholder, Titan Cement International SA, a limited liability company organised and existing under Belgian law, having its registered office at Square de Meeûs 37, 1000 Brussels, Belgium and registered with the Crossroads Bank for Enterprises under number 0699.936.657 RLE Brussels (French-speaking division) (the Selling Shareholder).

(g)

This Opinion Letter is issued by Allen Overy Shearman Sterling (Belgium) LLP and not by or on behalf of Allen Overy Shearman Sterling LLP or any other entity or any associated entity thereof. In this Opinion Letter the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

(h)

To the fullest extent permitted by law and regulation, any person who is entitled to, and does, rely on this Opinion Letter agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is no assumption of a personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, employee of or consultant to Allen Overy Shearman Sterling (Belgium) LLP or any other member of the group of Allen Overy Shearman Sterling LLP or A&O Shearman undertakings and that such person will instead confine any claim to Allen Overy Shearman Sterling (Belgium) LLP (and for this purpose “claim” means (save only where law and regulation requires otherwise) any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise).

5.	GOVERNING LAW AND JURISDICTION

This Opinion Letter (specifically any non-contractual rights and obligations arising out of or in connection with this Opinion Letter) is governed by and is to be construed in accordance with Belgian law and the courts of Brussels have exclusive jurisdiction in respect of any dispute or matter arising out of or in connection with this Opinion Letter.

Yours faithfully,

/s/ Allen Overy Shearman Sterling (Belgium) LLP

Allen Overy Shearman Sterling (Belgium) LLP

SCHEDULE 1

ASSUMPTIONS

1.	Documents

(a)	All Documents are:

(i)	genuine and, if a copy, conform to the original Documents;

(ii)	complete and up-to-date; and

(iii)	(in the case of any Document other than a Document governed by Belgian law) in full force and effect.

(b)	The Registration Statement will become effective and will be filed in the form referred to in the Opinion Letter.

(c)

There have not been and there will be no amendments or supplements to the Documents in the form as examined by us, such Documents (or the matters documented therein and thereby) have not been or will not be terminated, rescinded, declared null and void, or revoked, and there are no and will not be dealings, agreements or arrangements, actions or events between, by or involving any of the parties to such Documents which supersede any of such Documents (or the matters documented therein and thereby), or which otherwise affect the opinion given in this Opinion Letter.

(d)

The transactions contemplated by the Documents are bona fide transactions that have been entered into by the Company for legitimate commercial purposes, in the corporate interest and serving the corporate object of the Company. There has been no mistake of fact, fraud, duress or abuse of circumstances in relation to any Document.

2.	Tax residence

The place of effective management and the centre of main interests in the Company are located in Belgium.

3.	Foreign law

No foreign law affects the conclusions stated in this Opinion Letter.

4.	Facts

There are no facts or other matters which have not been disclosed to us by any person which would affect the conclusions stated in this Opinion Letter.

SCHEDULE 2

QUALIFICATIONS

1.	Scope of this Opinion Letter

(a)

The Belgian tax statements included in the in the Registration Statement under the heading “Material Belgian Federal Income Tax Considerations” are a summary and are intended only as a general guide to Belgian tax law which cannot deal with all possible circumstances.

(b)

This Opinion Letter relates solely to (i) the tax laws of Belgium (including any European Union law directly applicable in Belgium) as applied by the Belgian courts and published and in force as at the date of this Opinion Letter and (ii) the matters expressly covered in the opinion paragraphs in Section 3 (Opinion) above. We have no obligation to notify any Addressee of any change in Belgian law or its application after the date of this Opinion Letter.

(c)

Some conclusions set out in this Opinion Letter might be based on legal doctrine and case law of the Belgian Supreme Court. Judgments of the Belgian Supreme Court and the interpretation of legal doctrine are considered to be an important guide to interpreting and construing legal terms and agreements. However, a Belgian court considering a specific case is not required to follow previous Belgian court decisions or legal doctrine.

(d)	We express no opinion on any opinion on matters of fact, on tax law, on public international law, on matters of antitrust and competition, or matters of accounting.